EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 19th day of August, 2016 (the “Effective Date”) by and between FB FINANCIAL CORPORATION (the “Holding Company”), FIRSTBANK, a Tennessee bank (the “Bank”), a wholly-owned subsidiary of the Holding Company, and CHRISTOPHER T. HOLMES (“Executive”), to be effective as of the Effective Date.

BACKGROUND

WHEREAS, Executive is currently engaged as the President and Chief Executive Officer of both the Holding Company and the Bank; and

WHEREAS, the Holding Company, the Bank and Executive desire to enter an employment agreement to memorialize the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the payments, consents and acknowledgements described below, in consideration of Executive’s employment with the Holding Company and the Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties agree as follows:

1. Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, the Holding Company and the Bank hereby employ Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 4 hereof, the close of business on the third (3rd) anniversary of the Effective Date (the “Term”). The third anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on Term End Date and on each anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or the Holding Company and/or the Bank, be extended by an additional one-year period; provided, however, that either party may cause the Term to cease to extend automatically, by giving written notice to the other not less than sixty (60) days prior to the scheduled expiration of the Term. Upon such notice, the Term shall terminate upon the expiration of, as applicable, the Term End Date or the then-current one-year extension period. Section 3(d)(ii)(3) and Section 5(d) of this Agreement and the Protective Covenants contained in Section 6 of this Agreement, as well as any other provisions of this Agreement necessary to interpret or enforce Section 3(d)(ii)(3), Section 5(d) and/or the Protective Covenants, shall survive expiration of the Term and continue to be in full force and effect in accordance with their terms.

2. Employment; Extent of Service. Executive is hereby employed on the Effective Date as the President and Chief Executive Officer of the Holding Company and the President and Chief Executive Officer of the Bank. In his capacity as President and Chief Executive Officer of the Bank and the Holding Company, Executive shall have the duties, responsibilities and authority commensurate with such position and such other duties as may be assigned to him by the Board of Directors of the Bank (the “Bank Board”) and/or the Board of Directors of the Holding Company (the “Holding Company Board”). During his employment with the Holding Company and the Bank, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (i) devote all of his business effort, time, energy, and skill to fulfill his employment duties; (ii) faithfully, loyally and diligently perform such duties, subject to the control and supervision of the Bank Board and Holding Company Board, as applicable; and (iii) diligently follow and implement all lawful management policies and decisions of the Holding Company and the Bank that are communicated to Executive. During his employment with the Holding Company and the Bank, Executive shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with his obligations to the Holding Company or the Bank under this Agreement. Executive shall serve as a member of the Bank

Board and the Holding Company Board (subject to Executive’s nomination and election as a member of the Bank Board and Holding Company Board for subsequent terms) and, at the request of the Bank Board and/or Holding Company Board, as a member of the board of directors (or equivalent) of any subsidiary, without additional compensation. Executive acknowledges James W. Ayers’ role as Executive Chairman of the Holding Company and Executive Chairman of the Bank. In his capacity as the President and Chief Executive Officer of the Bank and the Holding Company, Executive will report directly to the Bank Board and Holding Company Board, respectively.

3. Compensation and Benefits. For the avoidance of doubt, the compensation provided under this Section 3 shall be in consideration of services rendered to both the Holding Company and the Bank.

(a) Base Salary. During the Term the Bank shall pay to Executive base salary at the rate of U.S. $400,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Bank’s payroll practices for its Executives from time to time. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Holding Company (the “Holding Company Board”) shall review Executive’s Base Salary annually and may upwardly adjust the Base Salary based on such review. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

(b) Retirement Plans. During the Term, Executive shall be entitled to participate in any retirement plans available to other Bank employees similarly situated to Executive (“Peer Executives”), and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such plans at any time and from time to time.

(c) Incentive Plans. During the Term, Executive shall be entitled to participate in any incentive plans available to other Peer Executives, and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Holding Company and/or the Bank to amend, modify or terminate any such plans at any time and from time to time. Without limiting the foregoing:

(i) Annual Bonus. During the Term, Executive shall have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Holding Company (the “Annual Bonus”). Except as otherwise provided by the Compensation Committee, Executive must be employed by the Bank on the date the Annual Bonus, if any, is paid in order to receive the Annual Bonus.

(ii) Future Stock-Based Awards. During the Term and commencing in calendar year 2017, Executive shall be eligible for stock-based awards under the Holding Company’s long-term incentive plan, as determined by the Compensation Committee of the Holding Company in its sole discretion.

(iii) Deferred Compensation Agreement. Effective as of the closing date of the Holding Company’s initial listing of its common stock (“Common Stock”) on the New York Stock Exchange or the NASDAQ stock market and the completion of its underwritten offering of the Common Stock (the “IPO Effective Date”), Executive’s Deferred Compensation Agreement with the Bank, dated as of December 31, 2014 (the “DC Agreement”) shall be amended to denominate Executive’s account under the DC Agreement in a fixed number of deferred stock units (“DSUs”), such number of DSUs to be determined by dividing three million dollars ($3,000,000) by the initial public offering price on the IPO Effective Date. The DSUs shall be convertible on a 1-for-1 basis into shares of Common Stock on the payment dates specified in the DC Agreement. The DSUs will be granted pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan and to the terms and conditions set forth in an award agreement evidencing the grant thereof.

(d) Special One-Time EBI Grants. On the Effective Date Executive shall receive a one-time grant under the 2012 EBI Plan comprised of two parts as described in this Section 3(d).

(i) Fully-Vested EBI Grant. The Holding Company shall grant to Executive on the Effective Date (the “Vested EBI Grant Date”) 100,420 EBI Units (as defined in the 2012 EBI Plan), which number was determined by dividing two million and one hundred and fifty thousand dollars ($2,150,000) by the Fair Market Value (as defined in the 2012 EBI Plan) of a share of Common Stock on the Vested EBI Grant Date (the “Vested EBI Grant”). For the avoidance of doubt, the parties agree that, per the terms of the 2012 EBI Plan, the “Fair Market Value” of the Company, for purposes of determining the Fair Market Value of a share of Common Stock as of the Vested EBI Grant Date, was the value computed as of December 31, 2015 of all outstanding shares of Common Stock determined according to the formula included in the definition of Fair Market Value in the 2012 EBI Plan. The Fair Market Value of a share of Common Stock on the Vested EBI Grant Date was determined by dividing the Fair Market Value of the Company as determined above by the number of shares of Common Stock outstanding on the Vested EBI Grant Date, as adjusted for the Holding Company’s 100-for-one stock split. Notwithstanding the terms and conditions of the 2012 EBI Plan, the Vested EBI Grant shall be fully-vested on the Vested EBI Grant Date and will become payable in accordance with Section 6 of the 2012 EBI Plan on the earlier of (W) December 31, 2016, (X) a “change in control event” (as defined in Code Section 409A), or (Y) Executive’s “separation from service” (as defined in Code Section 409A) by reason of his Disability (as defined in Section 4(a)(ii) hereof), or (Z) Executive’s death. The Vested EBI Grant shall not have any voting or dividend rights.

(ii) Ratable Vesting EBI Grant. The Holding Company shall grant to Executive on the Effective Date (the “Ratable Vesting EBI Grant Date”) 109,762 EBI Units, which number was determined by dividing two million three hundred and fifty thousand dollars ($2,350,000) by the Fair Market Value (as defined in the 2012 EBI Plan) of a share of Common Stock on the Ratable Vested EBI Grant Date (the “Ratable Vesting EBI Grant”). For the avoidance of doubt, the parties agree that, per the terms of the 2012 EBI Plan, the “Fair Market Value” of the Company, for purposes of determining the Fair Market Value of a share of Common Stock as of the Vested EBI Grant Date, was the value computed as of December 31, 2015 of all outstanding shares of Common Stock determined according to the formula included in the definition of Fair Market Value in the 2012 EBI Plan. The Fair Market Value of a share of Common Stock on the Ratable Vesting EBI Grant Date was determined by dividing the Fair Market Value of the Company as determined above by the number of shares of Common Stock outstanding on the Ratable Vesting EBI Grant Date, as adjusted for the Holding Company’s 100-for-one stock split. Notwithstanding the terms and conditions of the 2012 EBI Plan, the Ratable Vesting EBI Grant shall have the following terms and conditions:

(1) Fifty percent (50%) of the Ratable Vesting EBI Grant shall vest and become payable on February 1, 2018 and fifty percent (50%) of the Ratable Vesting EBI Grant shall vest and become payable on August 1, 2019, conditioned, in each case, upon Executive’s continuing employment with the Bank on each such vesting date. Notwithstanding the foregoing, the Ratable Vesting EBI Grant shall become fully-vested and payable upon the earlier occurrence of (W) a “change in control event” (as defined in Code Section 409A), or (Y) Executive’s “separation from service” (as defined in Code

Section 409A) by reason of his Disability (as defined in Section 4(a)(ii) hereof), or (Z) Executive’s death. If Executive’s employment with the Holding Company and/or the Bank terminates for any reason other than as set forth in the previous sentence, then any unvested portion of the Ratable Vesting EBI Grant shall immediately be forfeited to the Holding Company without consideration.

(2) The Ratable Vesting EBI Grant shall not have any voting or dividend rights.

(3) If, prior to December 31, 2019, (X) the Holding Company and/or the Bank terminates Executive’s employment for Cause (as defined in Section 4(b) hereof), or (Y) Executive breaches any provision of Section 6 hereof, then, upon the Holding Company’s and/or the Bank’s written request, Executive shall immediately repay to the Holding Company or the Bank, subject to the provision set forth in the following sentence, any cash received upon settlement of the Ratable Vesting EBI Grant or reconvey to the Holding Company any shares received upon settlement of the Ratable Vesting EBI Grant, as applicable, or if Executive previously disposed of any such shares received, Executive shall pay to the Holding Company or the Bank the equivalent value of such disposed shares determined by the price at which Executive sold such shares. In such event, neither the Holding Company nor the Bank shall be responsible to compensate Executive for any taxes previously incurred or paid by Executive upon the vesting and settlement of the Ratable Vesting EBI Grant (“Ratable Vesting EBI Taxes Paid”); provided, however, that the parties agree that the portion of the repayment required hereunder equal to the Ratable Vesting EBI Taxes Paid shall be repaid to the Holding Company and/or the Bank at such time as Executive claims a deduction therefor under Code Section 165(c)(1) and/or treatment with respect thereto under Code Section 1341, or otherwise. The Holding Company’s and the Bank’s remedy of recoupment set forth in this Section 3(d)(i)(3) shall not be exclusive of any other remedies the Holding Company and the Bank may have, in law or in equity, for Executive’s breach of any provision of Section 6 hereof or otherwise. The Holding Company and the Bank reserve all other rights and remedies available to it at law or in equity, including but not limited to the remedies set forth in Section 6(i) hereof.

(iii) In addition to the terms and conditions contained in this Section 3(d), the Vested EBI Grant and the Ratable Vesting EBI Grant shall be granted pursuant to, and subject to the terms and conditions of, the 2012 EBI Plan and such other terms and conditions set forth in the award certificate memorializing the Vested EBI Grant and the Ratable Vesting EBI Grant, respectively.

(e) Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank, if any, to the extent available to other Peer Executives and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(f) Expenses. During the Term, and subject to Section 11 hereof, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Bank to the extent available to other Peer Executives with respect to travel and other business expenses.

(g) Country Club Dues. During the Term, the Bank shall reimburse Executive for his monthly membership dues at the country club of his choice (excluding any fees incurred for incidentals or use of facilities) (“Club Dues”). Reimbursements for Club Dues shall be paid monthly following Executive’s submission of evidence, satisfactory to the Bank, of the Club Dues incurred.

(h) Life Insurance. During the Term, the Bank shall pay the premiums on a term life insurance contract covering Executive paying a death benefit of two million five hundred thousand dollars ($2,500,000.00). The Company shall, in its sole discretion, select the life insurance contract on which it will pay the premiums, but Executive shall be the owner of such contract and will be or will designate the beneficiary of such contract. Notwithstanding any other provision of this Agreement, in the event the life insurance contract described herein extends beyond the termination of Executive’s employment with the Company, Executive, and not the Company, shall be obligated to pay the premiums on such life insurance contract accruing after the Executive’s termination of employment with the Company. Notwithstanding any other provision of this Agreement, if the Company’s preferred insurance providers, for whatever reason, are unwilling to insure the Executive on commercially reasonable terms, then this Section 3(h) shall be null and void.

(i) Automobile. During the Term, the Bank shall provide Executive with a company car and maintenance allowance.

4. Termination of Employment. For the avoidance of doubt, if Executive’s employment with the Holding Company terminates for any reason under this Section 4, his employment with the Bank shall be deemed terminated for the same reason, and if Executive’s employment with the Bank terminates for any reason under this Section 4, his employment with the Bank shall be deemed terminated for the same reason.

(a) Death or Disability.

(i) Executive’s employment shall terminate automatically upon Executive’s death.

(ii) If the Holding Company and/or the Bank determine in good faith that the Disability (as defined below) of Executive has occurred during the Term, the Holding Company or the Bank, as applicable, may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Holding Company and the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” shall mean the inability of Executive, as reasonably determined by the Holding Company and/or the Bank, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of Executive or his personal representative, the determination by the Holding Company and/or the Bank that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Holding Company and/or the Bank.

(b) Termination by Bank. The Holding Company or the Bank may terminate Executive’s employment during the Term with or without Cause, or for Poor Performance (as defined herein), in each case immediately on written notice to Executive.

(i) For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a determination by a majority vote of the Holding Company Board and/or Bank Board (excluding Executive’s vote) that any of the following has occurred:

(1) Executive’s failure, in the Holding Company and/or the Bank’s judgment, to follow the reasonable directions of the Bank Board and/or the Holding Company Board and/or the Executive Chairman of the Bank Board and/or the Holding Company Board and the failure to cure such failure to the Bank’s or the Holding Company’s, as applicable, satisfaction within ten (10) days after receipt of written notice from of the Bank Board or the Holding Company Board, as applicable, specifying the particulars of the failure;

(2) any willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Tennessee Department of Financial Institutions, or any other applicable regulatory authority);

(3) Executive’s material failure to comply with the Holding Company’s and/or the Bank’s policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by the Holding Company and/or the Bank, that, if capable of being cured, is not cured by Executive within ten (10) days of written notice by the Holding Company and/or the Bank of the failure;

(4) any act of fraud, misappropriation or embezzlement by Executive, whether or not such act was committed in connection with the business of the Holding Company and/or the Bank;

(5) a material breach of this Agreement, including, without limitation, a breach of Section 6 hereof, that, if such breach is capable of being cured, is not cured by Executive within ten (10) days of written notice by the Holding Company and/or the Bank of the breach; or

(6) Executive’s conviction of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Holding Company and/or the Bank.

(ii) For purposes of this Agreement, a termination shall be considered to be for “Poor Performance” if it occurs in conjunction with a determination by a majority vote of the Holding Company Board and/or Bank Board (excluding Executive’s vote) that the Bank’s return on assets (“ROA”) for three fiscal years (whether or not consecutive) is in the bottom one-third of the ROA of the peer companies selected and used from time to time by the Compensation Committee, and agreed to by Executive, for purposes of setting the performance-based compensation of Executive. For purposes of this Section 4(b)(ii), ROA shall be calculated in accordance with generally accepted accounting principles.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for any reason or no reason by delivering a Notice of Termination (as defined below) to the Holding Company and the Bank thirty (30) days prior to the desired Date of Termination (as defined below) (with the thirty (30) day period to be referred to as the “Notice Period”). Executive may also terminate his employment following (i) a material diminution in Executive’s title, authority, duties, or responsibilities; or (ii) a material breach of Section 3 of this Agreement by the Holding Company and/or the Bank (a “Resignation for Good Reason”). A termination by Executive shall not constitute Resignation for Good Reason unless Executive shall first have delivered to the Holding Company and/or the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to a Resignation for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Material Breach Notice”), and neither the Holding Company nor the Bank has taken action to correct, rescind or otherwise substantially reverse the occurrence supporting Resignation for Good Reason as identified by Executive within thirty (30) days following its receipt of such Material Breach Notice. Executive’s Date of Termination for Resignation for Good Reason must occur within a period of ninety (90) days after Executive’s discovery of the initial occurrence of a material breach. During the Notice Period, and at the sole discretion of the Holding Company and the Bank, Executive may be required to assist the Holding Company and the Bank with identifying a successor and in transitioning his duties and responsibilities to that successor. Moreover, during the Notice Period, and at the sole discretion of the Holding Company and the Bank, Executive may be relieved of all duties and/or prohibited from physically working at the offices of Company.

(d) Notice of Termination. Any termination by the Holding Company and/or the Bank with or without Cause and any termination by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(e) of this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Holding Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Holding Company and/or the Bank hereunder or preclude the Holding Company and/or the Bank from asserting such fact or circumstance in enforcing the Holding Company’s and/or the Bank’s rights hereunder. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

5. Obligations of the Bank upon Termination.

(a) Resignation for Good Reason; Termination Other Than for Poor Performance, Cause or Disability. During the Term, if the Holding Company and/or the Bank terminates Executive’s employment other than for Poor Performance, Cause or Disability, or Executive’s employment terminates by reason of a Resignation for Good Reason, then:

(i) the Bank shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination, the exact payment date to be determined by the Bank, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Salary”);

(ii) subject to Section 11 hereof, the Bank shall pay to Executive an amount equal to two (2) times the sum of (A) Executive’s then current Base Salary plus (B) the Annual

Bonus paid to Executive for the fiscal year immediately preceding the year in which the Date of Termination occurs (the “2x Severance Amount”), payable in approximately equal monthly installments during the twenty-four (24) month period following the Date of Termination, commencing on the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 5(a)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination;

(iii) if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of eighteen (18) months after the Date of Termination (the “Health Benefits Continuation Period”), the Bank shall pay to the Executive an amount in cash equal to the excess of (A) the COBRA cost of such coverage over (B) the amount that Executive would have had to pay for such coverage if he had remained employed during the Health Benefits Continuation Period and paid the active employee rate for such coverage, provided, however, that (1) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (3) the Bank-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations; (4) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (5) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (6) Executive’s rights pursuant to this Section 5(a)(iii) shall not be subject to liquidation or exchange for another benefit. The benefit described in this Section 5(a)(iii) is referred to as the “Health Coverage Benefit;”

(iv) to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with the Bank’s then current policy regarding accrual and payment for unused vacation pay) (such amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(v) Notwithstanding the foregoing, the Bank shall be obligated to provide the 2x Severance Amount and the Health Coverage Benefit only if (A) within forty-five (45) days after the Date of Termination Executive shall have executed a separation and full release of claims/covenant not to sue agreement in substantially the form attached hereto as Exhibit A (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 6 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 6 hereof, then payment of the Severance Amount and the Health Coverage Benefit shall cease immediately upon Executive’s breach thereof.

(b) Termination for Cause or by reason of Executive’s Disability; Resignation by Executive other than Resignation for Good Reason; Death. If during the Term Executive’s employment is terminated by the Holding Company and/or the Bank for Cause or by reason of Executive’s Disability or by Executive other than by reason of a Resignation for Good Reason, or in the event of Executive’s death, then the Holding Company and/or the Bank shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary which shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination.

(c) Termination for Poor Performance. If during the Term Executive’s employment is terminated by the Holding Company and/or the Bank for Poor Performance, then (i) the Bank shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination, the exact payment date to be determined by the Bank, his Accrued Salary, and (ii) subject to Section 11 hereof, the Bank shall pay to Executive an amount equal to one (1) times the sum of (A) Executive’s then current Base Salary plus (B) the Annual Bonus paid to Executive for the fiscal year immediately preceding the year in which the Date of Termination occurs (the “1x Severance Amount”), payable in approximately equal monthly installments during the twelve (12) month period following the Date of Termination, commencing on the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 5(c)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination. In addition, if during the Term Executive’s employment is terminated by the Holding Company and/or the Bank for Poor Performance, then the Restricted Period for purposes of Section 6 hereof shall mean “any time during Executive’s employment with the Holding Company and the Bank plus one (1) year from Executive’s Termination Date”. Notwithstanding the foregoing, the Bank shall be obligated to provide amount set forth in this Section 5(c)(ii) only if (A) within forty-five (45) days after the Date of Termination Executive shall have executed the Release Agreement and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 6 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 6 hereof, then payment of the amount set forth in this Section 5(c)(ii) shall cease immediately upon Executive’s breach thereof.

(d) Expiration of Term.

(i) If the Holding Company and/or the Bank elects not to renew the Term pursuant to Section 1 hereof, and following the expiration of such Term, the Holding Company and/or the Bank terminates Executive’s employment other than for Poor Performance, Cause or Disability, then, notwithstanding the expiration of the Term and subject to Section 11 hereof, the Bank may elect, in its sole discretion, to either (A) pay to Executive the 2x Severance Amount, payable pursuant to the payment schedule set forth in Section 5(a)(ii) hereof, in which case the Restricted Period for purposes of Section 6 hereof shall continue to be defined as “any time during Executive’s employment with the Holding Company and the Bank plus two (2) years from Executive’s Termination Date,” or (B) pay to Executive the 1x Severance Amount, payable pursuant to the payment schedule set forth in Section 5(c) hereof, in which case the Restricted Period for purposes of Section 6 hereof shall mean “any time during Executive’s employment with the Holding Company and the Bank plus one (1) year from Executive’s Termination Date”. Notwithstanding the foregoing, the Bank shall be obligated to provide the 2x Severance Amount or the 1x Severance Amount, as applicable, only if (A) within forty-five (45) days after the Date of Termination Executive shall have executed the Release Agreement and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 6 hereof.

For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 6 hereof, then payment of the 2x Severance Amount or the 1x Severance Amount, as applicable, shall cease immediately upon Executive’s breach thereof.

(ii) If Executive elects not to renew the Term pursuant to Section 1 hereof, and following the expiration of such Term, Executive’s employment with the Holding Company and the Bank terminates for any reason, then the Holding Company and/or the Bank shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary which shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination.

(e) Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Bank Board and the Holding Company Board and the boards of directors of any subsidiary on which he serves, and resignation as an officer of the Bank, the Holding Company and of any of the subsidiaries for which he serves as an officer.

6. Protective Covenants. For purposes of this Section 6, references to the “Company” shall include both the Bank and the Holding Company. For the avoidance of doubt, the Protective Covenants contained in this Section 6, as well as any other provisions of this Agreement necessary to interpret or enforce the Protective Covenants, shall survive termination of this Agreement and/or termination of Executive’s employment for any reason, and shall continue to be in full force and effect in accordance with their terms.

(a) Acknowledgments.

(i) Condition of Employment and Other Consideration. Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement, including but not limited to the one-time grants under the 2012 EBI Plan as provided in Section 3(d) hereof, and further acknowledges that the Holding Company and the Bank would not employ him in the absence of his execution of and compliance with this Agreement.

(ii) Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii) Potential Unfair Competition. Executive acknowledges and agrees that as a result of his employment with the Holding Company and the Bank, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iv) No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Holding Company and the Bank terminates, he possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Agreement.

(v) Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i) “Competitive Services” means engaging in the business of commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of Executive’s Termination Date, or during the two (2) years immediately prior to Executive’s Termination Date.

(ii) “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Holding Company and the Bank; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by Tennessee Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii) “Material Contact” means contact between Executive and a customer or potential customer of the Company (i) with whom or which Executive has or had dealings on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Holding Company and the Bank; or (iv) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to Executive’s Termination Date.

(iv) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi) “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Holding Company and the Bank.

(vii) “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under his direction, during the period of his employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

(viii) “Restricted Period” means any time during Executive’s employment with the Holding Company and the Bank plus two (2) years from Executive’s Termination Date.

(ix) “Restricted Territory” means the State of Tennessee plus a radius of twenty (20) miles from any branch or loan production office in another state, and any other county in which Executive is working on behalf of the Holding Company and the Bank during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Holding Company and the Bank) or the Termination Date (if the conduct occurs after Executive’s Termination), as applicable.

(x) “Restrictive Covenants” means the restrictive covenants contained in Section 6(c) through 6(k) hereof.

(xi) “Termination” means the termination of Executive’s employment with Holding Company and the Bank, for any reason, whether with or without cause, upon the initiative of either party.

(xii) “Termination Date” means the date of Executive’s Termination.

(c) Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive. Executive understands and acknowledges that nothing in this section limits his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.

(d) Non-Competition. Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (a) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (b) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise, where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that nothing herein shall prohibit Executive from (i) being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company engaged in the Competitive Services, or (ii) being an owner of securities of Community Bank in Lexington, Tennessee, or its successor entities, so long as, in each case, Executive does not serve on the board of directors of such company, does not engage in the management of such company and has no active participation in the Competitive Services of such company.

(e) Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f) Non-Recruitment of Employees. Executive agrees that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his employment relationship with the Company or to enter into employment with Executive or any other Person.

(g) Proprietary Rights.

(i) Ownership and Assignment of Protected Works. Executive agrees that any and all Confidential Information and Protected Works are the sole property of the Company,

and that no compensation in addition to Executive’s base salary is due to Executive for development or transfer of such Protected Works. Executive agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. Executive hereby assigns and agrees to assign all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Executive further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company. Executive likewise will not be obligated to assign to the Company any Protected Work that is conceived by Executive after Executive leaves the employ of the Holding Company and the Bank, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of his employment with the Holding Company and the Bank. Similarly, Executive will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Holding Company and the Bank.

(ii) No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

(iii) Works Made for Hire. The Company and Executive acknowledge that in the course of his employment with the Holding Company and the Bank, Executive may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Executive, and Executive shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(h) Return of Materials. Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Executive received from or through his employment with the Holding Company and the Bank. Executive will not make, distribute, or retain copies of any such information or property.

(i) Enforcement of Restrictive Covenants. For the avoidance of doubt, nothing in this Section 6(i) limits the remedies available to the Company under Section 3(d)(ii)(3) or Section 13 hereof.

(i) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover its reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii) Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 6, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(j) Existing Covenants. Executive represents and warrants that his employment with Bank does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

(k) Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender within the Restricted Territory prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive within the Restricted Territory aware of the existence and terms of this Agreement.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Bank or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8. Full Settlement; No Mitigation. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. For the avoidance of doubt, nothing in this Section 8 shall impact the Holding Company’s and the Bank’s remedy of recoupment set forth in Section 3(d)(i)(3) and/or Section 13 hereof.

9. Mandatory Reduction of Payments in Certain Events.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Holding Company and/or the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 9(b) below). For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Holding Company, the Bank and Executive (the “Determination Firm”) which shall provide detailed supporting calculations to the Holding Company, the Bank and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Holding Company and/or the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Holding Company and/or the Bank. Any determination by the Determination Firm shall be binding upon the Holding Company, the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 9(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Holding Company and/or the Bank to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 9 shall be of no further force or effect.

10. Successors.

(a) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement can be assigned by the Holding Company and/or the Bank and shall be binding and inure to the benefit of the Holding Company and the Bank, and their successors and assigns.

11. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Holding Company nor the Bank, nor their directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Principal Stockholder Liquidity Event or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Principal Stockholder Liquidity Event or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Principal Stockholder Liquidity Event or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Holding Company and/or the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to Section 5, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

(f) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(g) Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

12. Regulatory Action.

(a) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Bank (1) by the director of the FDIC or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

13. Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Executive by the Holding Company and/or the Bank shall be subject to any compensation recoupment policy that the Holding Company and/or the Bank may adopt from time to time that is applicable by its terms to Executive. In addition, the Compensation Committee may specify in any written documentation memorializing an incentive award that Executive’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Holding Company and/or Bank policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Holding Company and/or the Bank or any affiliate, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award. For the avoidance of doubt, nothing in this Section 13 limits the remedies available to the Holding Company and/or the Bank under Section 3(d)(ii)(3) hereof.

14. Indemnification. The Holding Company and/or the Bank shall indemnify Executive for liabilities incurred by him while acting in good faith in his capacity as a director or an officer to the fullest extent provided for any other officer or director of the Holding Company. To the extent the Holding Company maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer or director of the Holding Company. The Holding Company’s obligations under this Section 14 shall survive any termination of this Agreement and Executive’s employment hereunder.

15. Miscellaneous.

(a) Applicable Law; Forum Selection; Consent to Jurisdiction: The Holding Company, the Bank and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Chancery Court of Davidson County, Tennessee. With respect to any such court action, Executive hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan maintained by the Holding Company or the Bank (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, notwithstanding the foregoing provisions of this Section 15(b), if Executive incurs a termination of employment in circumstances under which he would become entitled to severance payments or benefits both pursuant to this Agreement and pursuant to a change in control severance plan, agreement or arrangement (a “Change in Control Plan”) adopted and maintained by the Holding Company and/or the Bank following the Effective Date, then Executive shall receive severance payments or benefits only under either such Change in Control Plan or this Agreement, whichever of those two arrangements would provide Executive with the greater aggregate severance payments and benefits, payable or provided under the terms, and subject to the conditions, of either the Change in Control Plan or this Agreement, as applicable. Any severance payments or benefits received by Executive under the Change in Control Plan pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits Executive would otherwise be entitled to receive under this Agreement; and any severance payments or benefits received by Executive under this Agreement pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits Executive would otherwise be entitled to receive under the Change in Control Plan. For the avoidance of doubt, nothing herein requires the Holding Company and/or the Bank to adopt a Change in Control Plan at any time.

(c) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: On file with the Bank	If to the Holding Company and/or the Bank: 211 Commerce Street Suite 300 Nashville, Tennessee 37201 Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) Withholding. The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(i) Entire Agreement. This Agreement contains the entire agreement between the Holding Company, the Bank and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, and/or agreements between the parties, written or oral, at any time.

(j) Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Bank has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Christopher T. Holmes
CHRISTOPHER T. HOLMES

FIRSTBANK

By:	/s/ James W. Ayers
Name:	James W. Ayers
Title:	Chairman of the Board

FB FINANCIAL CORPORATION

By:	/s/ James W. Ayers
Name:	James W. Ayers
Title:	Executive Chairman and Chairman of the Board

Exhibit A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between FB FINANCIAL CORPORATION (the “Holding Company”), FIRSTBANK, a Tennessee bank, a wholly-owned subsidiary of the Holding Company (the “Bank” and, together with the Holding Company, the “Company”), and CHRISTOPHER T. HOLMES (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1. Separation from Employment. Executive’s employment with the Company ended on             (the “Termination Date”). To the extent not already paid to Executive, within thirty (30) days of the Termination Date, the Company shall pay to Executive (a) all accrued but unpaid base salary through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and (c) to the extent required by applicable law, cash in lieu of any accrued but unused vacation through the Termination Date. Additionally, the Company shall timely pay to Executive any benefits accrued or payable to Executive under the Company’s benefit plans (in accordance with the terms of such benefit plans and subject to Paragraph 13 hereof). Executive will receive by separate letter information regarding his rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code (“COBRA”), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights.

2. Separation Obligations of the Company. In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

a. Severance Pay. The Company will pay to Executive a total gross amount of             Dollars and             Cents ($            ), less withholding for taxes and other similar items (the “Severance Pay”). The Severance Pay shall be paid in approximately equal installments in accordance with the Company’s normal payroll practices during the [twelve (12)] [twenty-four (24)] month period following the Termination Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the Termination Date; provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Paragraph 2(a) between the Termination Date and the first payroll date to occur after the sixtieth (60th) day following the Termination Date.

b. [Payment of COBRA Premiums. If Executive elects to continue participation in any group medical plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under COBRA, then for a period not to exceed eighteen (18) months (the “Health Benefits Continuation Period”), the Company shall pay to Executive an amount equal to the excess of (A) the COBRA cost of such coverage over (B) the amount that Executive would have had to pay for such coverage if he had remained employed during the Health Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), or if Executive otherwise ceases to be eligible for COBRA continuation coverage, the Company’s obligation to pay the cost of health coverage as described herein shall cease; (B) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; and (C) the reimbursement of the monthly premium for

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such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations. Executive agrees that, in the event that during the Health Benefits Continuation Period he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), or if Executive otherwise ceases to be eligible for COBRA continuation coverage, he will notify the Company of such status change in writing within seven (7) days of such status change.]

The Parties acknowledge and agree that the payments and benefits set forth in this Paragraph 2 exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the payments and benefits set forth in this Paragraph 2 constitute good, valuable, and sufficient consideration for Executive’s release and agreements herein. The Company’s obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 6 below. The Company’s obligation to make the payment set forth herein shall cease upon Executive’s breach of any of his continuing contractual obligations to the Company.

3.	General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to him by the Company and the promises contained in this Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its predecessors, successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 4 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

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d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 3.

4. Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, Executive understands that Executive is releasing all claims and causes of action that Executive might personally pursue or that might be pursued in Executive’s name and, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain injunctive relief that is personal to Executive in connection with such claims and causes of action.

5. Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning the execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3.

6. Revocation and Effective Date. The Parties agree Executive may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to                         , and must actually be received by him at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

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7. Termination of Employment Agreement; Survival of Certain Sections of Employment Agreement. Executive acknowledges and agrees that the Employment Agreement executed by the Parties on August     , 2016 (the “Employment Agreement”) is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement; provided, however, that Section 3(d)(ii)(3) and Section 5(d) of the Employment Agreement and the Protective Covenants contained in Section 6 of the Employment Agreement, as well as any other provisions of the Employment Agreement necessary to interpret or enforce Section 3(d)(ii)(3), Section 5(d) and/or the Protective Covenants, shall survive expiration of the Term and continue to be in full force and effect in accordance with their terms.

8. Confidentiality of Agreement. Executive agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement or the benefits Executive is receiving under this Agreement to anyone other than a member of his immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive. This Paragraph 8 does not prohibit Executive from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency.

9. Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 7 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Tennessee without giving effect to its conflict of law principles.

11. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12. No Reemployment. Executive agrees that by signing this Agreement, he relinquishes any right to employment or reemployment with the Company or any of the Releasees. Executive agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if he reapplies for or seeks employment with the Company or any of the Releasees, the Company’s or any of the Releasees’ refusal to hire Executive based on this Paragraph 12 shall provide a complete defense to any claims arising from Executive’s attempt to obtain employment.

13. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or

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guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive’s right to receive any installment payments as Severance Pay shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

[Signatures on next page]

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The Parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

Christopher T. Holmes

Date:

FB FINANCIAL CORPORATION

By:

[Name], [Title]

Date:

FIRSTBANK

By:

[Name], [Title]

Date:

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